Exhibit 16.1

August 24, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Bluestar Health, Inc.
(formerly Taurus Entertainment Companies, Inc.)
Commission File Number 000-08835

We have read the statements that we understand Bluestar Health, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Malone & Bailey, PLLC

Malone & Bailey, PLLC